Exhibit 99.1

Jade Biosciences Reports Third Quarter 2026 Financial Results and Provides Corporate Update

•	JADE101 Phase 3 registrational trial in IgA nephropathy (EVERGREEN) expected to initiate in the fourth quarter of 2026

•	JADE101 Phase 2 clinical trial in IgA nephropathy (JUNIPER) ongoing; interim data expected in the second quarter of 2027

•	JADE201 Phase 1 clinical trial in rheumatoid arthritis ongoing; interim data expected in 2027

•	JADE301 Phase 1 clinical trial in dermatomyositis expected to initiate in the fourth quarter of 2026, with interim data expected in the second half of 2027

•	Cash, cash equivalents, and investments of $476 million as of September 30, 2026 expected to provide runway into the fourth quarter of 2028

San Francisco and Vancouver, British Columbia – November 13, 2026 – Jade Biosciences, Inc. (“Jade” or the “Company”) (Nasdaq: JBIO), a clinical-stage biotechnology company focused on developing best-in-class therapies for autoimmune diseases, today announced financial results for the third quarter ending September 30, 2026, and provided a corporate update.

“The third quarter marked another period of meaningful progress for Jade as we advanced each of our development programs toward important clinical milestones,” said Tom Frohlich, Chief Executive Officer of Jade. “We are preparing to initiate the Phase 3 EVERGREEN trial of JADE101 ahead of schedule, reflecting both our rapid execution and our continued conviction in JADE101’s potential best-in-class profile. We also expect to advance JADE301 into the clinic this quarter, which, alongside JADE101 and JADE201, will give us three clinical-stage programs heading into 2027. With multiple clinical catalysts expected across our pipeline next year, we see significant opportunities to further demonstrate the differentiated profiles of our programs and ultimately deliver meaningful new therapies for patients with autoimmune disease.”

Pipeline and Corporate Updates

JADE101: anti-APRIL monoclonal antibody for IgA nephropathy (IgAN)

•

Jade expects to initiate EVERGREEN, a Phase 3 registrational trial of JADE101 in IgAN, in the fourth quarter of 2026, reflecting the Company’s rapid execution as JADE101 advances into registrational development. A Trial-in-Progress poster describing EVERGREEN was presented at the American Society of Nephrology (ASN) Kidney Week 2026.

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Enrollment in the Phase 2 JUNIPER trial of JADE101 in IgAN is ongoing, with interim data expected in the second quarter of 2027. A Trial-in-Progress poster describing JUNIPER was presented at ASN Kidney Week 2026.

JADE201: anti-BAFF-R monoclonal antibody for autoimmune diseases

•	The Phase 1 clinical trial evaluating JADE201 in participants with rheumatoid arthritis is ongoing, with interim biomarker-rich data expected in 2027 to inform indication prioritization.

JADE301: anti-IFN-b monoclonal antibody for dermatomyositis

•

Jade presented preclinical data at the 2026 European Academy of Dermatology and Venereology (EADV) Congress supporting the potentially differentiated profile of JADE301 in dermatomyositis. Key results included:

•	JADE301 demonstrated selective, high-affinity binding to IFN-β and greater functional potency than a dazukibart comparator in disease-relevant human cells.

•

Following subcutaneous (SC) administration in non-human primates, JADE301 demonstrated an approximately 25-day half-life and was well tolerated at all dose levels evaluated, supporting the potential for infrequent SC dosing.

•	Jade expects to initiate a Phase 1 trial of JADE301 in healthy volunteers in the fourth quarter of 2026, with interim data anticipated in the second half of 2027.

Corporate

•

Expanded Brad Dahms’ role and title to Chief Financial Officer and Chief Business Officer. Mr. Dahms will continue to oversee the Company’s finance and investor relations functions and will now also lead business development and corporate strategy as Jade advances its pipeline toward multiple clinical readouts in 2027.

Third Quarter 2026 Financial Results

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Cash Position: As of September 30, 2026, Jade had cash, cash equivalents, and investments of $475.7 million. Based on its current operating plans, Jade believes that its existing cash, cash equivalents and investments will enable it to fund its operating expenses and capital expenditure requirements into the fourth quarter of 2028.

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Research and Development (R&D) expenses: R&D expenses were $30.8 million for the third quarter ended September 30, 2026, an increase of $8.8 million compared to the third quarter of 2025, and included $3.6 million in stock-based compensation expense. R&D expenses increased primarily due to increased costs around chemistry, manufacturing and controls, clinical activity, and personnel-related costs and related stock-based compensation expense.

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General and Administrative (G&A) expenses: G&A expenses were $8.8 million for the third quarter ended September 30, 2026, an increase of $3.4 million compared to the third quarter of 2025, and included $3.5 million in stock-based compensation expense. The increase in G&A expenses was primarily due to higher personnel-related costs and related stock-based compensation expense.

•

Net loss: Net loss totaled $35.1 million for the third quarter ended September 30, 2026, compared to $25.2 million for the third quarter of 2025. Net loss increased primarily due to higher R&D and G&A expenses, as described above.

About Jade Biosciences, Inc.

Jade Biosciences is a clinical-stage biotechnology company focused on developing best-in-class therapies that address critical unmet needs in autoimmune diseases. Jade’s lead candidate, JADE101, targets the cytokine APRIL, and is currently being evaluated for the treatment of immunoglobulin A nephropathy. Jade’s pipeline also includes JADE201, an afucosylated anti-BAFF-R monoclonal antibody, as well as JADE301, an anti-IFN-b monoclonal antibody. Jade was launched based on assets licensed from Paragon Therapeutics, an antibody discovery engine founded by Fairmount. For more information, visit JadeBiosciences.com and follow the Company on LinkedIn.

Forward-Looking Statements

Certain statements in this communication, other than purely historical information, may constitute “forward-looking statements” within the meaning of the federal securities laws, including for purposes of the “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, express or implied statements relating to Jade’s expectations, hopes, beliefs, intentions or strategies regarding the future of its pipeline and business including, without limitation: Jade’s ability to achieve the expected benefits or opportunities with respect to JADE101, JADE201 and JADE301 and their best-in-class potential; Jade’s plans to conduct a Phase 3 clinical trial of JADE101, the design and timing thereof and Jade’s expectations that such trial will serve as a registrational study; the expected timelines for the initiation of the Phase 1 clinical trial of JADE301 and for the availability of interim data from the Phase 2 clinical trial of JADE101 and the Phase 1 clinical trials of JADE201 and JADE301; expectations regarding the type of data anticipated to be received from the Phase 1 clinical trial of JADE201; the potential therapeutic uses, efficacy, durability, safety profiles, and dosing of JADE101, JADE201 and JADE301; and the potential for Jade’s cash, cash equivalents and investments to provide runway into the fourth quarter of 2028. The words “opportunity,” “potential,” “milestones,” “pipeline,” “can,” “goal,” “strategy,” “target,” “anticipate,” “achieve,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “plan,” “possible,” “project,” “should,” “will,” “would” and similar expressions (including the negatives of these terms or variations of them) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting Jade will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Jade’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: interim results of a clinical trial are not necessarily indicative of final results and one or more of the outcomes may materially change following more comprehensive reviews of the data, as follow-up on the outcome of any particular participant continues and as more participant or final data becomes available; predicted data for JADE101 may not be realized in actual clinical studies; the ongoing and planned clinical trials of JADE101, JADE201 and JADE301 and any other clinical trials may be delayed or may not demonstrate desirable efficacy or predicted performance; Jade’s planned JADE101 Phase 3 clinical trial may be delayed based on FDA feedback or requirements, as the FDA retains broad discretion to require additional clinical data for any product candidate prior to the conduct of a Phase 3 clinical trial or submission for regulatory approval; even if such Phase 3 trial is successful, it may not support regulatory approval; adverse events and safety signals may occur; Jade may experience unanticipated costs, difficulties or delays in the product development process; Jade’s product candidates may be delayed to a point where they are not commercially viable;

clinical trial start up, enrollment or regulatory challenges may occur; challenges associated with Jade’s dependence on third-party vendors for the development, manufacture and supply of its product candidates may occur; Jade may use its capital resources sooner than expected; and the other risks, uncertainties and factors more fully described in Jade’s most recent filings with the Securities and Exchange Commission (including the Quarterly Report on Form 10-Q for the quarter ended June 30, 2026). Should one or more of these risks or uncertainties materialize, or should any of Jade’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on forward-looking statements in this communication, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Jade does not undertake or accept any duty to release publicly any updates or revisions to any forward-looking statements, except as required by law. This communication does not purport to summarize all of the conditions, risks and other attributes of an investment in Jade.

Jade Biosciences Contact

Zane Goodwin

IR@JadeBiosciences.com

Media@JadeBiosciences.com

JADE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2026	December 31, 2025
Cash, cash equivalents and investments	$475,706	$336,158
Other assets	10,685	13,623

Total assets	$486,391	$349,781

Total liabilities	$30,887	$17,263

Total stockholders’ equity	455,504	332,518

Total liabilities and stockholders’ equity	$486,391	$349,781

JADE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Three Months Ended September 30, 2026	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025
Operating expenses
Research and development(1)	$30,823	$22,010	$116,941	$64,580
General and administrative(2)	8,817	5,391	25,060	13,983

Total operating expenses	39,640	27,401	142,001	78,563

Loss from operations	(39,640)	(27,401)	(142,001)	(78,563)
Other income (expense):
Interest income	4,629	2,254	10,959	4,697
Change in fair value of Convertible Notes payable(3)	—	—	—	(21,584)
Other expense	(34)	(28)	(105)	(28)

Total other income (expense), net	4,595	2,226	10,854	(16,915)

Net loss before income tax expense	(35,045)	(25,175)	(131,147)	(95,478)

Income tax expense	(10)	—	(41)	—

Net loss	(35,055)	(25,175)	(131,188)	(95,478)

Other comprehensive income (loss):
Currency translation adjustment	$13	$18	$(58)	$(6)
Unrealized gain (loss) on investments	$(1,419)	$35	$(2,137)	$35

Comprehensive loss	$(36,461)	$(25,122)	$(133,383)	$(95,449)

Net loss per share attributable to common stockholders, basic and diluted	$(0.42)	$(0.48)	$(1.72)	$(3.08)

Net loss per share attributable to Series A non-voting convertible preferred stockholders, basic and diluted	$(415.39)	$(482.25)	$(1,721.52)	$(3,081.78)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	71,763,164	39,584,489	63,581,599	23,816,586

Weighted-average shares used in computing net loss per share attributable to Series A non-voting convertible preferred stockholders, basic and diluted	12,622	12,622	12,622	7,166

(1)

Includes related party amounts of $0.3 million and $17.6 million for the three and nine months ended September 30, 2026, respectively, and $5.8 million and $17.5 million for the three and nine months ended September 30, 2025, respectively.

(2)

Includes no related party amount for the three months ended September 30, 2026 and $0.2 million for the nine months ended September 30, 2026. Includes related party amounts of $0.2 million for each of the three and nine months ended September 30, 2025.

(3)	Includes $4.6 million for the nine months ended September 30, 2025.